CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Network Imaging Corporation of our report dated March 29, 1996 relating to the financial statements of Network Imaging Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Independent Accountants" in such Prospectus.


PRICE WATERHOUSE LLP

Falls Church, Virginia
December 2, 1997